UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2010

Bank of Granite Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-15956	56-1550545

(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)
P.O. Box 128, 23 North Main Street
Granite Falls, North Carolina 28630
(Address of Principal Executive Offices) (Zip Code)
(828) 496-2000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INDEX

Page

Item 3.01 — Notice of Delisting or Failure to Satisfy A Continued Listing Rule or Standard; Transfer of Listing	3

Item 9.01 — Financial Statements and Exhibits	3

Signatures	4

Item 3.01 Notice of Delisting or Failure to Satisfy A Continued Listing Rule or Standard; Transfer of Listing.
     On September 22, 2010, Bank of Granite Corporation (the “Company”) received a letter from The NASDAQ Stock Market notifying the Company that, because the bid price for its stock has fallen below $1.00 per share, it no longer complies with the minimum bid price requirement for continued listing on The NASDAQ Global Select Market. Rule 5450(a)(1) of NASDAQ’s Listing Rules requires a minimum bid price of $1.00 per share. Based on the closing bid price of the Company’s common stock for the 30 consecutive business days prior to the date of NASDAQ’s letter, the Company does not meet this requirement.
     The notification does not result in the immediate delisting of the Company’s common shares from The NASDAQ Global Select Market. In accordance with NASDAQ Listing Rules, the Company has a 180 day grace period until March 21, 2011 to regain compliance with the minimum closing bid price requirement. To regain compliance, the closing bid price of the Company’s common shares must meet or exceed $1.00 per share for at least ten consecutive business days prior to March 21, 2011.
     If the Company does not regain compliance by March 21, 2011, NASDAQ will provide written notification of the delisting of the Company’s shares. At that time, the Company may appeal NASDAQ’s delisting determination to a NASDAQ Hearing Panel. Alternatively, the Company may be eligible for an additional grace period if it applies to transfer the listing of its common shares to The NASDAQ Capital Market and satisfies all criteria for initial listing on The NASDAQ Capital Market other than the minimum bid price requirement.
     The Company is considering actions that it may take in response to this notification in order to regain compliance with the continued listing requirements, but no decisions about a response have been made at this time.
Item 9.01 Financial Statements and Exhibits.
99.1 — News Release of the Company, dated September 24, 2010

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bank of Granite Corporation

September 24, 2010	By:	/s/ Jerry A. Felts

Jerry A. Felts Chief Operating Officer and Chief Financial Officer

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